UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) December 16, 2008
GenCorp Inc.

(Exact name of registrant as specified in its charter)

Ohio	1-01520	34-0244000

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Highway 50 and Aerojet Road, Rancho Cordova, California	95742

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code
916-355-4000

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events
On December 16, 2008, GenCorp Inc. (the “Company”) announced to its non-union employees its intention to amend and freeze its tax-qualified defined benefit pension plan (the “Pension Plan”).
Effective February 1, 2009, the amendment will discontinue future benefit accruals for current non-union employees. No employees will lose their previously earned pension benefit, which will be paid to the employee after retirement in accordance with the terms of the Pension Plan. Current retirees of the Company are not impacted by the Pension Plan freeze.
Annual service cost for fiscal 2008 is expected to be approximately $20 million. The Company will continue to recognize pension expense and cash funding obligations for the remaining life of the liability for the frozen benefits under the Pension Plan.
As a result of the amendment and freeze of the Pension Plan, the Company estimates it will take a non-cash charge in the fourth quarter of fiscal 2008 of approximately $10 - $20 million.
In addition, effective January 15, 2009, for non-union employees, the Company will discontinue the employer matching component relating to the Company’s 401(k) retirement savings plan (the “401(k) Plan”). The Company has historically matched in the form of Company stock employee contributions dollar for dollar up to the first 3% of an employee’s contributions and 50 cents per dollar for the next 3% of an employee’s contributions. The cost of the 401(k) Plan is expected to be approximately $9 million in fiscal 2008 and was $9.1 million in fiscal 2007.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

GENCORP INC.
By:	/s/ Mark A. Whitney
Name:	Mark A. Whitney
Title:	Senior Vice President, General Counsel and Secretary

Dated: December 17, 2008